Exhibit 10.24
Employment Agreement
          This Employment Agreement (the “Agreement”), entered into on July 13, 2011, with employment effective as of the Effective Date (as defined below), is made by and between William A. Roper, Jr. (the “Executive”) and ADS Tactical, Inc., a Delaware corporation (together with any of its subsidiaries and Affiliates as may employ the Executive from time to time, and any successor(s) thereto, the “Company”).
RECITALS
               A. The Company desires to assure itself of the services of the Executive by engaging the Executive to perform services under the terms hereof.
               B. The Executive desires to provide services to the Company on the terms herein provided.
AGREEMENT
               NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Certain Definitions
               (a) “AAA” shall have the meaning set forth in Section 17.
               (b) “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person where “control” shall have the meaning given such term under Rule 405 of the Securities Act of 1933, as amended from time to time.
               (c) “Agreement” shall have the meaning set forth in the preamble hereto.
               (d) “Annual Base Salary” shall have the meaning set forth in Section 3(a).
               (e) “Annual Bonus” shall have the meaning set forth in Section 3(b).
               (f) “Board” shall mean the Board of Directors of the Company.
               (g) The Company shall have “Cause” to terminate the Executive’s employment hereunder upon: (i) the Executive’s willful failure to substantially perform the duties set forth in this Agreement (other than any such failure resulting from the Executive’s Disability or any inability to engage in any substantial gainful activity that could reasonably be expected to result in Disability) which is not remedied within 30 days after receipt of written notice from the Company specifying such failure; (ii) the Executive’s willful failure to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board not inconsistent with the terms of this Agreement, which is not remedied within 30 days after receipt of written notice from the Company specifying such failure; or (iii) the Executive’s commission at any time of any act or omission that results in a conviction, plea of no contest or plea of nolo contendere for any felony or crime involving moral turpitude.
               (h) “Cause Event” shall have the meaning set forth in Section 4(b).
               (i) “Cause Triggering Date” shall have the meaning set forth in Section 4(b).
               (j) “Change in Control” shall mean (i) any transaction or series of transactions within a 12-month period where (A) more than 50% of the then outstanding shares of the Company’s common stock are redeemed (for cash, property (including, without limitation, stock in any corporation), or indebtedness, or any combination thereof) by the Company or purchased by any person(s), firm(s) or entity(ies), or exchanged for shares in any other corporation whether or not affiliated with the Company, or any combination of such redemption, purchase or exchange, or (B) more than 50% of the Company’s assets are purchased by any person(s), firm(s) or entity(ies) whether or not affiliated with the Company for cash, property (including, without limitation, stock in any corporation) or indebtedness or any combination thereof, or (C) the Company is merged or consolidated with another corporation regardless of whether the Company is the survivor (except any such transaction solely for the purpose of changing the Company’s domicile or which does not change the ultimate beneficial ownership of the equity interests in the Company), or (ii) any substantial equivalent of any such redemption, purchase, exchange, change, transaction or series of transactions, acquisition, merger or consolidation constituting such a change in control. For purposes hereof, the term “control” shall have the meaning ascribed thereto under the Securities Exchange Act of 1934, as amended from time to time, and the regulations thereunder. For purposes of clause (i)(B) above or as appropriate for purposes of clause (ii) above, the Company shall be deemed to include on a consolidated basis all subsidiaries and other affiliated corporations or other entities with the same effect as if they were divisions.
               (k) “Code” shall mean the Internal Revenue Code of 1986, as amended.
               (l) “Committee” shall mean the Compensation Committee of the Board, or if no such committee exists, the Board.
               (m) “Common Stock” shall mean the Company’s common stock, par value $0.001 per share.
               (n) “Company” shall, except as otherwise provided in Section 6(j), have the meaning set forth in the preamble hereto.
               (o) “Consulting Period” shall have the meaning set forth in Section 2(b).
               (p) “Continued Coverage” shall have the meaning set forth in Section 5(b)(iii).
               (q) “Date of Termination” shall mean (i) if the Executive’s employment is terminated due to the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated due to the Executive’s Disability, the date determined pursuant to Section 4(a)(ii); or (iii) if the Executive’s employment is terminated pursuant to Section 4(a)(iii)-(vi) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 4(b), whichever is earlier.
               (r) “Disability” shall mean the total and permanent inability of the Executive, due to illness, accident or other physical or mental incapacity, to perform the usual duties of his employment under this Agreement, as determined by a physician selected by the Company and reasonably acceptable to the Executive or the Executive’s legal representative, which agreement as to acceptability shall not be unreasonably withheld.
               (s) “Effective Date” shall mean June 13, 2011.
               (t) “Equity Awards” shall have the meaning set forth in Section 3(f).
               (u) “Equity Plan” shall have the meaning set forth in Section 3(f).
               (v) “Executive” shall have the meaning set forth in the preamble hereto.
               (w) The Executive shall have “Good Reason” to terminate the Executive’s employment hereunder within one (1) year after the occurrence of one or more of the following conditions without the Executive’s prior written consent: (i) a material diminution in the nature or scope of the Executive’s responsibilities, duties or authority, or a material diminution in the Executive’s title; (ii) a diminution of the Executive’s Annual Base Salary or Annual Bonus opportunity; (iii) the failure of the Company to make any payment or provide any benefit under this Agreement; (iv) the Company’s breach of this Agreement; (v) a material change in the geographic location at which the Executive must perform the Executive’s material services hereunder (which shall in no event include a relocation of the Executive’s principal place of business less than 50 miles from the Virginia Beach, Virginia metropolitan area); (vi) the assignment to the Executive of any duties materially inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2 of this Agreement, or any other action by Company which results in a material diminution of such position, authority, duties or responsibilities; or (vii) the failure for any reason of Luke Hillier to continue to serve as Chief Executive Officer of the Company; provided, however, that notwithstanding the foregoing the Executive may not resign his employment for Good Reason unless: (A) the Executive provides the Company with at least 30 days prior written notice of his intent to resign for Good Reason (which notice is provided not later than the 90th day following the Executive’s knowledge of the occurrence of the event constituting Good Reason); and (B) the Company does not remedy the alleged violation(s) within such 30-day period; provided, further, that, for the avoidance of doubt, the failure of the shareholders to elect the Executive to the Board following proposal for re-election by the Board as described in Section 2(c) shall not constitute “Good Reason.”
               (x) “IPO” shall have the meaning set forth in Section 3(f).
               (y) “Notice of Termination” shall have the meaning set forth in Section 4(b).

               (z) “Option” shall have the meaning set forth in Section 3(f).
               (aa) “Option Quarterly Vesting Date” shall mean, as applicable, each September 1, December 1, March 1 and June 1, beginning on September 1, 2011 and ending on June 1, 2014.
               (bb) “Person” shall mean any individual, natural person, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), incorporated or unincorporated association, governmental authority, firm, society or other enterprise, organization or other entity of any nature.
               (cc) “Pro Rata Bonus” shall have the meaning set forth in Section 5(b)(ii).
               (dd) “Proprietary Information” shall have the meaning set forth in Section 6(d).
               (ee) “Release” shall have the meaning set forth in Section 5(b).
               (ff) “Release Expiration Date” shall have the meaning set forth in Section 22(c).
               (gg) “Restricted Period” shall mean the period from the Effective Date through the earlier of (i) the first (1st) anniversary of the Date of Termination and (ii) the last day of the Consulting Period.
               (hh) “Restricted Stock Award” shall have the meaning set forth in Section 3(f).
               (ii) “Restricted Stock Initial Vesting Date” shall have the meaning set forth in Section 3(f)(i).
               (jj) “Restricted Stock Quarterly Vesting Date” shall mean, as applicable, each September 1, December 1, March 1 and June 1, beginning on September 1, 2011 and ending on June 1, 2014; provided, however, that in the event that on any such date the Executive is unable to trade the Common Stock pursuant to any underwriter lock-up agreement, applicable insider trading policy of the Company or applicable law, such Restricted Stock Quarterly Vesting Date shall instead be the earlier of (i) the first business day following the expiration of all such transfer restrictions or (ii) the Date of Termination.
               (kk) “Section 409A” shall mean Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.
               (ll) “Severance Payment” shall have the meaning set forth in Section 5(b).
               (mm) “Severance Period” shall have the meaning set forth in Section 5(b).
               (nn) “Term” shall have the meaning set forth in Section 2(b).

     2. Employment
               (a) In General. The Company shall employ the Executive and the Executive shall enter the employ of the Company, for the period set forth in Section 2(b), in the position set forth in Section 2(c), and upon the other terms and conditions herein provided.
               (b) Term of Employment. The term of employment under this Agreement (the “Term”) shall be for the period beginning on the Effective Date and ending on the second (2nd) anniversary thereof, unless earlier terminated as provided in Section 4. Unless otherwise mutually agreed between the Company and the Executive, the Executive’s employment shall automatically be converted into a consultancy upon the expiration of the Term and the Executive shall provide services to the Company as a non-employee consultant during the one (1) year period immediately following the expiration of the Term (the “Consulting Period”). Notwithstanding anything to the contrary set forth in this Agreement, the Executive’s service during the Consulting Period shall be applied towards the vesting of any options, equity awards or other compensation of the Executive that is subject to vesting periods.
               (c) Position and Duties. During the Term, the Executive: (i) shall serve as President and Principal Financial Officer of the Company, with responsibilities, duties and authority customary for such position, subject to direction by the Board; (ii) shall report directly to the Board; (iii) shall devote substantially all the Executive’s working time and efforts to the business and affairs of the Company and its subsidiaries; and (iv) agrees to observe and comply with the Company’s rules and policies as adopted by the Company from time to time.
     3. Compensation and Related Matters
               (a) Annual Base Salary. During the Term, the Executive shall receive a base salary at a rate of at least $400,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company, subject to review by the Board in its sole discretion (as it may be increased from time to time, the “Annual Base Salary”).
               (b) Annual Bonus. With respect to each Company fiscal year that ends during the Term, commencing with fiscal year 2011, the Executive shall be eligible to receive an annual performance-based cash bonus (the “Annual Bonus”) which shall be payable based upon the attainment of individual and Company performance goals established by the Board in consultation with the Executive. The terms of the Annual Bonus with respect to each fiscal year shall provide that if the Company and/or the Executive attains target performance levels for an applicable fiscal year, the Executive’s Annual Bonus shall be payable in an amount equal to 100% of Annual Base Salary, and may, at the discretion of the Board, provide for a higher amount if performance targets are exceeded. Each such Annual Bonus shall be payable on such date as is determined by the Board, but in no event later than March 15th of the calendar year immediately following the calendar year with respect to which such Annual Bonus relates. Notwithstanding any other provision of this Section 3(b), (i) no Annual Bonus shall be payable to the Executive in the event that the Executive’s employment is terminated for Cause prior to the bonus payment date, (ii) with respect to fiscal year 2011, the Annual Bonus shall be pro-rated based on the number of days that the Executive was employed by the Company during such fiscal year, and (iii) with respect to fiscal year 2013, the Executive shall receive a pro-rated portion of the Annual Bonus payout that the Executive would have received for such fiscal year (based on the Board-approved Annual Bonus payouts for actual Company performance for such fiscal year) based on the number of days that the Executive was employed by the Company during such fiscal year prior to the expiration of the Term, payable at the time the Annual Bonus would have been paid to the Executive had the Executive remained employed through the end of such fiscal year. For the avoidance of doubt, if there is no Board-approved Annual Bonus payout for any fiscal year (other than fiscal year 2011 addressed above), then the Executive shall not receive a payment under this Section 3(b).
               (c) Benefits. The Executive shall be eligible to participate in employee benefit plans, programs and arrangements of the Company, in accordance with their terms, as in effect from time to time, and as are generally provided by the Company to its senior executive officers but in any event on a no less favorable basis than the most favorable basis that is provided to any other executive officer of the Company (excluding the Chief Executive Officer and the Chief Operating Officer).
               (d) Vacation; Holidays. During the Term, the Executive shall be entitled to four (4) weeks paid vacation each full calendar year in addition to any Company-wide holidays. Any vacation shall be taken at the reasonable and mutual convenience of the Company and the Executive. Holidays shall be provided in accordance with Company policy, as in effect from time to time. Notwithstanding anything to the contrary in this Agreement or the Company’s policies in effect from time to time, (i) all four (4) weeks of the Executive’s paid vacation time shall accrue and be available on the first day of each calendar year (and a pro-rated amount for 2011, based on the number of days from the Effective Date through December 31, 2011, shall accrue and be available upon execution of this Agreement), (ii) unused vacation time shall accrue from year to year and be available for use by the Executive in accordance with the terms of this Agreement for the duration of Executive’s employment with the Company and (iii) upon termination of this Agreement or the Executive’s ceasing to be employed by the Company for any reason, the Executive shall be paid for all accrued but unused vacation time (subject to proration for the year in which such termination occurs) at a rate based on the Executive’s highest Annual Base Salary during his employment with the Company.
               (e) Business Expenses; Short-Term Living and Commuting Expenses. During the Term, the Company shall reimburse the Executive for all reasonable, documented, out-of-pocket travel and other business expenses incurred by the Executive in the performance of the Executive’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures. In addition, the Executive shall be reimbursed for (i) his reasonable temporary housing costs in the Virginia Beach, Virginia metropolitan area and for any reasonable commuting expenses (including, to the extent available, business class airfare, and first class airfare if business class is not available) incurred between his current residence in California and the Virginia Beach, Virginia metropolitan area through the date that the Executive obtains a permanent residence in the Virginia Beach, Virginia metropolitan area and (ii) any applicable local, state and federal income and payroll taxes imposed on the Executive with respect to the reimbursement of such temporary housing costs and commuting expenses; provided, in each case, that the Executive provides the Company with written verification of such expenses.

               (f) Equity Awards
                    (i) In General. On, or as soon as reasonably practicable following, the date of the consummation of an initial public offering of the Company’s common stock (an “IPO”), the Company shall grant to the Executive a restricted stock award covering 299,137 shares of Common Stock (the “Restricted Stock Award”), and a non-qualified option to purchase 598,273 shares of Common Stock (the “Option” and together with the Restricted Stock Award, the “Equity Awards”). The Equity Awards shall be issued pursuant to the Company’s 2011 Incentive Award Plan (the “Equity Plan”) and one or more written award agreements to be entered into between the Company and the Executive containing the terms described in this Section 3(f).
                    (ii) Restricted Stock Award
                         (A) In General. Subject to the Executive’s continued employment or consultancy, the Restricted Stock Award shall vest, except as provided below, (i) with respect to 16.66% of the shares covered thereby on the later of (x) the first business day following the expiration of the applicable underwriter lock-up period and (y) the first business day following such date that is not subject to transfer restrictions pursuant to any applicable insider trading policy of the Company (such date, the “Restricted Stock Initial Vesting Date”) and (ii) with respect to 8.33% of the shares covered thereby on each Restricted Stock Quarterly Vesting Date thereafter, until the Restricted Stock Award becomes fully vested on June 1, 2014.
                         (B) IPO Timing Adjustments. Notwithstanding Section 3(f)(ii)(A), in the event that an IPO is not consummated on or prior to September 1, 2011, but is consummated on or prior to the first anniversary of the Effective Date, subject to the Executive’s continued employment or consultancy, the Restricted Stock Award shall vest as follows:
                              (w) if the IPO is consummated following September 1, 2011 and on or prior to December 1, 2011, with respect to 25% of the shares covered thereby on the Restricted Stock Initial Vesting Date and with respect to 8.33% of the shares covered thereby on each Restricted Stock Quarterly Vesting Date thereafter until the Restricted Stock Award becomes fully vested on June 1, 2014;
                              (x) if the IPO is consummated following December 1, 2011 and on or prior to March 1, 2012, with respect to 33.33% of the shares covered thereby on the Restricted Stock Initial Vesting Date and with respect to 8.33% of the shares covered thereby on each Restricted Stock Quarterly Vesting Date thereafter until the Restricted Stock Award becomes fully vested on June 1, 2014;
                              (y) if the IPO is consummated following March 1, 2012 and on or prior to June 1, 2012, with respect to 41.66% of the shares covered thereby on the Restricted Stock Initial Vesting Date and with respect to 8.33% of the shares covered thereby on each Restricted Stock Quarterly Vesting Date thereafter until the Restricted Stock Award becomes fully vested on June 1, 2014; and

                              (z) if the IPO is consummated following June 1, 2012 and on or prior to the first anniversary of the Effective Date, with respect to 50% of the shares covered thereby on the Restricted Stock Initial Vesting Date and with respect to 8.33% of the shares covered thereby on each Restricted Stock Quarterly Vesting Date thereafter until the Restricted Stock Award becomes fully vested on June 1, 2014.
                    (iii) Option
                         (A) In General. Subject to the Executive’s continued employment or consultancy, the Option shall vest, except as provided below, with respect to 8.33% of the shares covered thereby on each Option Quarterly Vesting Date following the Effective Date until the Option becomes fully vested on June 1, 2014; the exercise price per share of the Common Stock subject to the Option shall be equal to the fair market value per share of Common Stock on the date of grant (which, in the event that the Option is granted in connection with the consummation of the IPO, shall be equal to the initial offering price per share for the IPO); and the vested portion of the Option shall remain exercisable for one year following the Executive’s termination of employment for any reason other than for Cause.
                         (B) IPO Timing Adjustments. Notwithstanding Section 3(f)(iii)(A), any portion of the Option that would have become vested prior to the date of the consummation of the IPO shall be fully vested as of the date of grant and the remaining portion of the Option shall continue to be eligible to become vested with respect to 8.33% of the shares covered thereby on each Option Quarterly Vesting Date following the consummation of the IPO until the Option becomes fully vested on June 1, 2014.
                    (iv) Equity Plan and Other Provisions. Notwithstanding the foregoing, the Company may, in its sole discretion, accelerate the vesting of all or a portion of the Equity Awards in the event that the parties agree that it is in the Company’s best interest to modify the Executive’s duties or relationship with the Company following the Effective Date. In the event that (x) the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason on or prior to the date the Equity Awards would have been granted pursuant to this Agreement, (y) a Change in Control occurs on or prior to the date the Equity Awards would have been granted pursuant to this Agreement, or (z) an IPO is not consummated on or prior to the first (1st) anniversary of the Effective Date, the Company shall negotiate in good faith to replace the Equity Awards with another equity award or a cash award with economic value comparable to the Equity Awards. In the event that the Executive’s employment with the Company is terminated due to the Executive’s death or Disability on or prior to the date the Equity Awards would have been granted pursuant to this Agreement, the Company shall negotiate in good faith to replace the pro rata portion of the Equity Awards that would have become vested on or prior to the Date of Termination with another equity award or a cash award with economic value comparable to such pro rata portion of the Equity Awards. Notwithstanding anything to the contrary in the Equity Plan, in the event of any inconsistencies between the Equity Plan and the terms and provisions set forth in this Section 3(f), the terms and provisions of this Section 3(f) shall control.
               (g) Consulting Period Compensation. During the Consulting Period, if any, the Executive shall receive consulting fees at the rate of at least $100,000 per annum. The

Executive shall not be employed by the Company during the Consulting Period (but, instead, shall provide services to the Company on an independent contractor basis). As an independent contractor to the Company, the Executive shall be responsible for complying with all applicable laws, rules and regulations concerning tax withholding, social security contributions, pension fund contributions, unemployment contributions and similar matters with respect to any compensation received during the Consulting Period. Notwithstanding anything to the contrary set forth in this Agreement, the Executive’s service during the Consulting Period shall be applied towards the vesting of any options, equity awards or other compensation of the Executive that is subject to vesting periods.
     4. Termination. The Executive’s employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:
               (a) Circumstances
               (i) Death. The Executive’s employment hereunder shall terminate upon the Executive’s death.
               (ii) Disability. If the Executive incurs a Disability, the Company may give the Executive written notice of its intention to terminate the Executive’s employment. In that event, the Executive’s employment with the Company shall terminate, effective on the later of the thirtieth (30th) day after receipt of such notice by the Executive or the date specified in such notice; provided that within the thirty (30) day period following receipt of such notice, the Executive shall not have returned to full-time performance of the Executive’s duties hereunder.
               (iii) Termination for Cause. The Company may terminate the Executive’s employment for Cause.
               (iv) Termination without Cause. The Company may terminate the Executive’s employment without Cause.
               (v) Resignation for Good Reason. The Executive may resign from the Executive’s employment for Good Reason.
               (vi) Resignation without Good Reason. The Executive may resign from the Executive’s employment without Good Reason.
               (vii) Non-Extension of Term by the Company. The Company may give notice of non-extension to the Executive pursuant to Section 2(b). For the avoidance of doubt, non-extension of the Term by the Company shall not constitute termination by the Company without Cause.
               (viii) Non-Extension of Term by the Executive. The Executive may give notice of non-extension to the Company pursuant to Section 2(b).

               (b) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive under this Section 4 (other than a termination pursuant to Section 4(a)(i) above) shall be communicated by a written notice to the other party hereto (a “Notice of Termination”): (i) indicating the specific termination provision in this Agreement relied upon, (ii) except with respect to a termination pursuant to Sections 4(a)(iv), (vi), (vii) or (viii), setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) specifying a Date of Termination which, if submitted by the Executive, shall be at least thirty (30) days following the date of such notice; provided, however, that a Notice of Termination delivered by the Company pursuant to Section 4(a)(ii) shall not be required to specify a Date of Termination, in which case the Date of Termination shall be determined pursuant to Section 4(a)(ii); and provided, further, that in the event that the Executive delivers a Notice of Termination (other than a Notice of Termination under Section 4(a)(viii) above) to the Company, the Company may, in its sole discretion, accelerate the Date of Termination to any date that occurs following the date of Company’s receipt of such Notice of Termination (even if such date is prior to the date specified in such Notice of Termination). Except as set forth in the following paragraph in the case of a termination for Cause, (x) a Notice of Termination submitted by the Company (other than a Notice of Termination under Section 4(a)(ii) or Section 4(a)(vii) above) may provide for a Date of Termination on the date the Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion, and (y) the failure by the Company or the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Company or the Executive hereunder or preclude the Company or the Executive from asserting such fact or circumstance in enforcing the Company’s or the Executive’s rights hereunder. Notwithstanding the foregoing, a termination pursuant to Section 4(a)(iii) shall be deemed to occur if following the Executive’s termination of employment for any reason the Company determines that circumstances existing prior to such termination would have entitled to the Company to terminate the Executive’s employment pursuant to Section 4(a)(iii) and the Company complies with the following paragraph.
     Notwithstanding anything in this Agreement to the contrary, for a termination of the Executive’s employment with the Company to constitute a termination for “Cause” for purposes of this Agreement, the Company must provide the Executive with a Notice of Termination for Cause on or prior to the 90th day after the date that: (x) either the Chairperson of the Audit Committee of the Board or the Chairperson of the Board first become aware of the occurrence of the event or events that form the basis for the alleged Cause (collectively, the “Cause Event”) and the Executive’s involvement in such Cause Event (and any applicable cure period to which the Executive is entitled has expired); and (y) such applicable Chairperson could have reasonably been aware that such Cause Event could constitute “Cause” (and any applicable cure period to which the Executive is entitled has expired) (such date, the “Cause Triggering Date”). Such Notice of Termination must specify that the Executive’s employment will be (or, in the case of the last sentence of the preceding paragraph, was) terminated for “Cause” and in reasonable detail the basis and underlying facts supporting the Company’s belief that a Cause Event has occurred, and, if applicable, that any applicable cure period has elapsed without cure having been effected. In addition, the cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose (after a Notice of Termination is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board concerning such matter), finding that, in the good faith reasonable opinion of the Board, the Executive is guilty of the conduct described in the definition of “Cause.”
     5. Company Obligations upon Termination of Employment
               (a) In General. Upon a termination of the Executive’s employment for any reason, the Executive (or the Executive’s estate) shall be entitled to receive: (i) any portion of the Executive’s Annual Base Salary through the Date of Termination not theretofore paid, (ii) any expenses owed to the Executive under Section 3(e), (iii) any accrued but unused vacation pay owed to the Executive pursuant to Section 3(d), and (iv) any amount arising from the Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements under Section 3(c), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements. Except as otherwise set forth in Sections 5(b) and 5(c) below, the payments and benefits described in this Section 5(a) shall be the only payments and benefits payable in the event of the Executive’s termination of employment for any reason.
               (b) Termination without Cause or for Good Reason. In the event of the Executive’s termination of employment by the Company without Cause pursuant to Section 4(a)(iv) or by the Executive’s resignation for Good Reason pursuant to Section 4(a)(v), in addition to the payments and benefits described in Section 5(a) above, the Company shall, subject to Section 22 and Section 5(d) and subject to the Executive’s execution and non-revocation of a waiver and release of claims agreement in the Company’s customary form in accordance with Section 22(c) (a “Release”):
               (i) Except as provided in Section 5(b)(iv) below with respect to a termination of employment in connection with a Change in Control, during the period beginning on the Date of Termination and ending on the first (1st) anniversary of the Date of Termination (the “Severance Period”), pay to the Executive an amount (the “Severance Payment”) equal to the sum of (A) his Annual Base Salary and (B) his target Annual Bonus for the year in which the Date of Termination occurs. The Severance Payment shall, subject to Section 22 and Section 5(d), be paid to the Executive in equal installments over the Severance Period, in accordance with the Company’s regular payroll practices as of the Date of Termination;
               (ii) Pay to the Executive an amount equal to the product of (A) the amount of the Annual Bonus payable to the Executive in respect of the fiscal year immediately preceding the year in which the Date of Termination occurs (or, if the Date of Termination occurs during the fiscal year 2011, the target Annual Bonus for such fiscal year) and (B) the ratio of (x) the number of days elapsed on or prior to the Date of Termination during the fiscal year during which such termination of employment occurs, to (y) 365 (the “Pro Rata Bonus”). Any amount payable pursuant to this Section 5(b)(ii) shall, subject to Section 22 and Section 5(d), be paid to the Executive in equal installments over the Severance Period, in accordance with the Company’s regular payroll practices as of the Date of Termination; and
               (iii) Provide the Executive, the Executive’s spouse and the Executive’s eligible dependents, during the Severance Period, with access to continued coverage in all group health plans in which the Executive participated as of the last day of the Executive’s employment with the Company upon terms substantially identical to those in effect on such last day of employment (“Continued Coverage”); provided that if such Continued Coverage would result in penalties under Section 4980D of the Code then the Company may in its sole discretion provide that (A) the Executive shall pay to the Company, on an after-tax basis, a monthly amount equal to the full premium cost of the Continued Coverage (determined in accordance with the methodology under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended) for such month and (B) within thirty (30) days of such premium payment, the Company shall reimburse the Executive in cash (less required withholding) an amount equal to the sum of (1) the excess of (x) the full premium cost of the Continued Coverage for such month over (y) any premium amount that would have been payable by the Executive if the Executive had been actively employed by the Company for such month and (2) an additional tax “gross up” payment to cover all estimated applicable local, state and federal income and payroll taxes imposed on the Executive with respect to the Continued Coverage.
               (iv) Notwithstanding anything to the contrary in this Section 5(b), if such termination of employment occurs within the twelve (12) month period immediately following a Change in Control (and such Change in Control constitutes a “change in control event” as defined in Treasury Regulations Section 1.409A-3(i)(5)), then, in lieu of the payments set forth in Sections 5(b)(i) and 5(b)(ii), the Company shall (A) pay in a lump sum to the Executive, within fifteen (15) days following the date the Release becomes effective, an amount equal to the sum of (x) the amount of the Severance Payment and (y) the amount of the Pro Rata Bonus, and (B) provide Continued Coverage to the Executive, the Executive’s spouse and the Executive’s eligible dependents in accordance with Section 5(b)(iii).
               (c) Termination due to Death or Disability. In the event of the Executive’s termination of employment due to the Executive’s death or Disability, in addition to the payments and benefits described in Section 5(a) above, the Company shall:
               (i) Pay to the Executive (or, if applicable, his estate) an amount equal to the product of (A) the ratio of (x) the number of days elapsed during the fiscal year during which such termination of employment occurs on or prior to the Date of Termination, to (y) 365, and (B) the Board-approved Annual Bonus payout for the Executive for such fiscal year based on actual Company performance for such fiscal year, payable at the time the Annual Bonus would have been paid to the Executive had the Executive remained employed through the end of such fiscal year; and
               (ii) Provide the Executive, if applicable, and the Executive’s spouse and the Executive’s eligible dependents with Continued Coverage, in accordance with the terms described in Section 5(b)(iii) above, during the twelve-month period immediately following the Date of Termination.
               (d) Notwithstanding any other provision of this Agreement, no payment shall be made pursuant to Section 5(b) or 5(c) following the date the Executive knowingly violates any of the restrictive covenants set forth in Section 6.
               (e) Notwithstanding anything to the contrary in this Agreement or in any other agreement between the Executive and the Company, any portion of the Equity Awards that is unvested as of the date of the Executive’s termination of employment by the Company without Cause, by the Executive for Good Reason, or due to the Executive’s death or Disability shall become fully vested and exercisable upon the Date of Termination; provided, however, that in the event the Date of Termination occurs during an underwriter lock-up period or any “black out” period during which the Executive is unable to trade the Common Stock pursuant to any applicable law or insider trading policy of the Company, the Restricted Stock Award shall vest on the earlier of (i) the first business day following the expiration of such “black out” or lock-up period, but in no event later than the first business day after the six-month anniversary of the Date of Termination and (ii) the date mutually agreed to by the Executive and the Company.
               (f) The provisions of this Section 5 shall supersede in their entirety any severance payment provisions in any severance plan, policy, program or other arrangement maintained by the Company.
     6. Restrictive Covenants
               (a) The Executive hereby agrees that the Executive shall not, at any time during the Restricted Period, directly or indirectly engage in, have any interest in (including, without limitation, through the investment of capital or lending of money or property), or manage, operate or otherwise render any services to, any Person (whether on his own or in association with others, as a principal, director, officer, employee, agent, representative, partner, member, security holder, consultant, advisor, independent contractor, owner, investor, participant or in any other capacity) that engages in (either directly or through any subsidiary or affiliate thereof) the business of providing value-added logistics and supply chain solutions or distributing tactical and operational equipment or any other business in which the Company or any of its subsidiaries or affiliates is engaged in on the Date of Termination that is material to the Company’s operations, in any locale of any country in which the Company or its subsidiaries or affiliates conducts business. Notwithstanding the foregoing, the Executive shall be permitted to acquire a passive stock or equity interest in such a business; provided that such stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such business.
               (b) The Executive hereby agrees that the Executive shall not, at any time during the Restricted Period, directly or indirectly, either for himself or on behalf of any other Person, (i) recruit or otherwise solicit or induce any employee, customer or supplier of the Company to terminate its employment or arrangement with the Company, or otherwise change its relationship with the Company, or (ii) hire, or cause to be hired, any person who was employed by the Company at any time during the twelve (12)-month period immediately prior to the Date of Termination or who thereafter becomes employed by the Company.
               (c) The provisions contained in Sections 6(a) and (b) may be altered and/or waived to be made less restrictive on the Executive with the prior written consent of the Board or the Committee.
               (d) Except as the Executive reasonably and in good faith determines to be required in the faithful performance of the Executive’s duties hereunder or in accordance with Section 6(f), the Executive shall, during the Term and after the Date of Termination, maintain in confidence and shall not directly or indirectly, use, disseminate, disclose or publish, for the Executive’s benefit or the benefit of any other Person, any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, processes, protocols, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment (“Proprietary Information”), or deliver to any Person, any document, record, notebook, computer program or similar repository of or containing any such Proprietary Information. The Executive’s obligation to maintain and not use, disseminate, disclose or publish, or use for the Executive’s benefit or the benefit of any other Person, any Proprietary Information after the Date of Termination will continue so long as such Proprietary Information is not, or has not by legitimate means become, generally known and in the public domain (other than by means of the Executive’s direct or indirect disclosure of such Proprietary Information in violation of this Agreement) and continues to be maintained as Proprietary Information by the Company. The parties hereby stipulate and agree that as between them, the Proprietary Information identified herein is important, material and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company).
               (e) Upon termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company (i) all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents that are Proprietary Information, including all physical and digital copies thereof, and (ii) all other Company property (including, without limitation, any personal computer or wireless device and related accessories, keys, credit cards and other similar items) which is in his possession, custody or control.
               (f) The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and shall assist such counsel in resisting or otherwise responding to such process.
               (g) The Executive agrees not to disparage the Company, any of its products or practices, or any of its directors, officers, agents, representatives, partners, members, equity holders or Affiliates, either orally or in writing, at any time; provided that the Executive may confer in confidence with the Executive’s legal representatives and make truthful statements as required by law. The Company agrees not to, and to instruct its directors, officers and senior executives not to, disparage the Executive, either orally or in writing, at any time provided that such directors, officers and senior executives may confer in confidence with their legal representatives and make truthful statements as required by law.
               (h) Prior to accepting other employment or any other service relationship during the Restricted Period, the Executive shall provide a copy of this Section 6 to any recruiter who assists the Executive in obtaining other employment or any other service relationship and to any employer or other Person with which the Executive discusses potential employment or any other service relationship.
               (i) In the event the terms of this Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. Any breach or violation by the Executive of the provisions of this Section 6 shall toll the running of any time periods set forth in this Section 6 for the duration of any such breach or violation.
               (j) As used in this Section 6, the term “Company” shall include the Company and any direct or indirect subsidiary entity thereof.
     7. Injunctive Relief. The Executive recognizes and acknowledges that a breach of the covenants contained in Section 6 will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in Section 6, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.
     8. Assignment and Successors. The Company may assign its rights and obligations under this Agreement to any entity, including any successor to all or substantially all the assets of the Company, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. The Executive may not assign the Executive’s rights or obligations under this Agreement to any individual or entity. This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.
     9. Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Delaware, without giving effect to any principles of conflicts of law, whether of the State of Delaware or any other jurisdiction, and where applicable, the laws of the United States, that would result in the application of the laws of any other jurisdiction.

     10. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     11. Notices. Any notice, request, claim, demand, document and other communication hereunder to any party hereto shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, to the following address (or at any other address as any party hereto shall have specified by notice in writing to the other party hereto):
(a)	If to the Company:

ADS Tactical, Inc. 621 Lynnhaven Parkway, Suite 400 Virginia Beach, Virginia 23452 Attn: General Counsel Facsimile: (757) 440-3004

With a copy to:

Latham & Watkins LLP 885 Third Avenue New York, New York 10022-4802 Attn: Bradd L. Williamson Facsimile: (212) 751-4864

(b)	If to the Executive, at the address set forth on the signature page hereto.

With a copy to:

Seltzer Caplan McMahon Vitek 750 B Street, Suite 2100 San Diego, California 92101 Attn: David J. Dorne Facsimile: (619) 702-6806
     12. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
     13. Entire Agreement. The terms of this Agreement (together with any other agreements and instruments contemplated hereby or referred to herein) is intended by the parties hereto to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement (including, without limitation, any term sheet or offer letter). The parties hereto further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.
     14. Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and a duly authorized officer of the Company and approved by the Board, which expressly identifies the amended provision of this Agreement. By an instrument in writing similarly executed and approved by the Board, the Executive or a duly authorized officer of the Company may waive compliance by the other party or parties hereto with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure to comply or perform. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.
     15. No Inconsistent Actions. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.
     16. Construction. This Agreement shall be deemed drafted equally by both of the parties hereto. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party hereto shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) ”includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.
     17. Arbitration. Any dispute or controversy based on, arising under or relating to this Agreement shall be settled exclusively by final and binding arbitration, conducted before a single neutral arbitrator, to be selected jointly by the parties, in Virginia Beach, Virginia in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (the “AAA”) then in effect. Arbitration may be compelled, and judgment may be entered on the arbitration award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Section 6, and the Executive hereby consents that such restraining order or injunction may be granted without requiring the Company to post a bond. Only individuals who are (a) lawyers engaged full-time in the practice of law and (b) on the AAA roster of arbitrators shall be selected as an arbitrator. Within twenty (20) days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. Each party shall bear its own costs and attorneys’ fees in connection with an arbitration; provided that the Company shall bear the cost of the arbitrator and the AAA’s administrative fees.
     18. Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
     19. Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement, any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.
     20. Absence of Conflicts; Executive Acknowledgement; Confidentiality. The Executive hereby represents that from and after the Effective Date the performance of the Executive’s duties hereunder will not breach any other agreement to which the Executive is a party. The Executive acknowledges that the Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on the Executive’s own judgment.
     21. Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party hereto which shall have accrued prior to such expiration or termination (including, without limitation, pursuant to the provisions of Section 6 hereof).
     22. Section 409A Compliance.
               (a) General. This Agreement is intended to comply with the requirements of Section 409A. In the event of any inconsistencies between any provisions of this Agreement and the requirements of Section 409A, the Agreement shall be interpreted and amended by mutual agreement of the parties in order to comply with such Section 409A requirements. The Company and the Executive shall cooperate in good faith to effect the adoption of such amendments and/or the operation of the Agreement to avoid the application of penalty taxes under Section 409A. Notwithstanding anything contained in this Agreement or in any amendment hereto to the contrary, it is the intent of the Company to have this Agreement interpreted and construed to comply with any and all provision of Section 409A, including any subsequent amendments, rulings or interpretations from appropriate governmental agencies. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from the Executive or any other individual, on the one hand, to the Company or any of its affiliates, employees or agents, on the other hand, or vice versa.
               (b) Separation from Service under Section 409A. Notwithstanding any provision to the contrary in this Agreement: (i) no amount shall be payable pursuant to Section 5(b) unless the termination of the Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (ii) for purposes of Section 409A, the Executive’s right to receive installment payments pursuant to Section 5(b) shall be treated as a right to receive a series of separate and distinct payments; and (iii) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year. Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which the Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive’s termination benefits shall not be provided to the Executive prior to the earlier of (x) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (y) the date of the Executive’s death; upon the earlier of such dates, all payments deferred pursuant to this sentence shall be paid in a lump sum to the Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.
               (c) Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments of “nonqualified deferred compensation” (within the meaning of Section 409A) due under this Agreement as a result of the Executive’s termination of employment are subject to the Executive’s execution and delivery of a Release, (i) the Company shall deliver the Release to the Executive within seven (7) days following the Date of Termination, and the Company’s failure to deliver a Release prior to the expiration of such seven (7) day period shall constitute a waiver of any requirement to execute a Release, (ii) if the Executive fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes his acceptance of the Release thereafter, the Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release, and (iii) in any case where the Date of Termination and the Release Expiration Date fall in two separate taxable years, any payments required to be made to the Executive that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year. For purposes of this Section 22(c), “Release Expiration Date” shall mean the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to the Executive, or, in the event that the Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of the Executive’s termination of employment are delayed pursuant to this Section 22(c), such amounts shall be paid in a lump sum on the first payroll date following the date that the Executive executes and does not revoke the Release (and the applicable revocation period has expired) or, in the case of any payments subject to Section 22(c)(iii), on the first payroll period to occur in the subsequent taxable year, if later.
     23. Compensation Recovery Policy. The Executive acknowledges and agrees that, to the extent the Company adopts any clawback or similar policy in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, and any rules and regulations promulgated thereunder, the Executive shall take all action necessary or appropriate to comply with such policy (including, without limitation, entering into any further agreements, amendments or policies necessary or appropriate to implement and/or enforce such policy).
     24. Legal Fees. The Company shall pay or reimburse the Executive for reasonable and documented legal fees and related expenses incurred in connection with the drafting, negotiation and execution of this Agreement, up to a maximum of $10,000.
[Signature page follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

COMPANY
By:	/s/ Luke M. Hillier
	Name:	Luke M. Hillier
	Title:	CEO

EXECUTIVE
By:	/s/ William A. Roper, Jr.
William A. Roper, Jr.